SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant Section 240.14a-12

ADVANCED LIFE SCIENCES HOLDINGS, INC.
(Exact name of Registrant as Specified In Its Charter)

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On February 24, 2009, the Board of Directors of Advanced Life Sciences Holdings, Inc. sent the following letter to George P. Nottingham and Groundworks of Palm Beach County, Inc.:

[ADLS LETTERHEAD]

February 24, 2009

Mr. George P. Nottingham

Groundworks of Palm Beach County, Inc.

8140 93rd Lane South

Boynton Beach, FL 33472

Dear Mr. Nottingham:

On behalf of the Board of Directors of Advanced Life Sciences Holdings, Inc., thank you for your letter dated February 20, 2009, and for your interest in the Company. The Board will consider any thoughtful request made by its valued shareholders and will take your suggestions into consideration as the Company prepares to finalize its definitive proxy statement for mailing on or about February 27, 2009.

As you know, you are cordially invited to attend the annual meeting of stockholders of Advanced Life Sciences Holdings, Inc. to be held at 11:00 a.m. local time on Wednesday, April 1, 2009, at 1440 Davey Road, Woodridge, Illinois 60517.   We hope you will consider attending and look forward to your continued interest in the Company.

Sincerely,

/s/ Michael T. Flavin
Michael T. Flavin, Ph.D.
Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

The soliciting material presented herein is prepared by and on behalf of the Board of Directors of Advanced Life Sciences Holdings, Inc. (“ADLS”) in connection  with proposals to be presented to shareholders at the upcoming annual meeting of shareholders of ADLS.  Information  regarding the shareholdings of management and the Board of Directors of ADLS can be found in the Preliminary Proxy Statement filed with the SEC on February 6, 2009 and in the company’s other filings with the Securities and Exchange Commission.  Additional information will be contained in the definitive proxy statement to be filed by ADLS with the Securities and Exchange  Commission prior to the annual meeting.  A copy of the definitive proxy statement will be mailed to each shareholder of record prior to the annual meeting, and will be available for free at the SEC’s website, www.sec.gov, and may also be obtained free (when available) from the company.

SHAREHOLDERS SHOULD READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE COMPANY’S PROPOSALS.